Exhibit 99.1

Atlantic Coast Federal Corporation Reports First Quarter Results

Company Announces Agreement to Sell Its Fernandina Beach Branch

WAYCROSS, Ga.--(BUSINESS WIRE)--Atlantic Coast Federal Corporation (NASDAQ:ACFC), the holding company for Atlantic Coast Bank, today announced results for the first quarter ended March 31, 2008. Highlights of the first quarter included year-over-year growth in loans, even though the overall amount of the loan portfolio has declined slightly since year-end 2007, as well as ongoing deposit growth. Loan growth over the past year, coupled with a relatively stable net interest margin, was a key driver for higher net interest income for the quarter. However, because of continuing general concerns about credit quality in our market areas, including an ongoing downturn in real estate values and specific concerns about the related increase in the Company's non-performing loans, Atlantic Coast Federal Corporation increased its loan loss provision significantly in the first quarter of 2008 versus the year-earlier period. Also, non-interest expense for the first quarter of 2008 increased considerably for the period. Largely because of these higher costs in the first quarter of 2008, net income declined to $24,000 or $0.00 per share versus net income of $785,000 or $0.06 per share in the first quarter of 2007.

Commenting on the Company's financial results, Robert J. Larison, Jr., President and Chief Executive Officer, said, "During the first quarter, we continued to face strong headwinds from a depressed real estate market, both nationally and in northeast Florida, which maintained pressure on the credit quality of our loan portfolio. As a result, we have remained aggressive in addressing the potential risk in our loan portfolio. Our decision to increase our loan loss provision this quarter, which was a major factor in the Company's lower earnings for the period, is, we believe, a prudent reaction to the ongoing concerns about asset values and overall credit quality in our market areas. We intend to remain resolute in responding to this changing environment as the year continues.

"As reflected by the year-over-year growth we have seen in our loan portfolio and deposit base, and despite the decline in first quarter earnings largely caused by the current real estate downturn and related credit quality issues, we continue to believe that our fundamental operations remain strong," Larison continued. "Nevertheless, to confront the challenges that face us in the near term, we have taken steps to cut non-interest expense and improve operational efficiency going forward, including the proposed sale of our Fernandina Beach branch, an overall staff reduction of nearly 10%, altering the terms of some of our employee benefit plans, and limiting future executive salary increases, among other actions. With a longer-term view, we continue to believe the strategies we put in place last year, which included product development and enhanced client service initiatives, key management changes for greater organizational effectiveness, and improved asset and liability management tactics, will lead to enhanced performance and, concurrently, provide greater value for our stockholders."

The Company has reached a definitive agreement to sell its Fernandina Beach branch to Citizens State Bank of Kingsland, Georgia, a subsidiary of South Banking Company, Alma, Georgia, reflecting management's belief that the Company cannot implement its long-term strategy effectively within that market area. Management also anticipates that the sale will produce improved operating efficiencies. The transaction is expected to close late in the second quarter or early in the third quarter of 2008, subject to regulatory approval and other customary conditions, and will result in the transfer of approximately $5 million in net loans, $11 million in deposits and certain other assets and liabilities to the new owner.

The Company also noted that it reactivated its current stock repurchase program during the first quarter, repurchasing a total of approximately 54,000 shares of common stock at an average price of $10.05 per share. Currently, authorization remains to repurchase a total of approximately 129,000 shares under this program. Future repurchases may be made from time to time in open-market or negotiated transactions as deemed appropriate by the Company and will depend on market conditions.

Total assets increased 3% to $960,564,000 at March 31, 2008, from $931,026,000 at December 31, 2007, and were 8% higher than total assets of $886,216,000 at March 31, 2007. Loans receivable, net totaled $697,905,000 at March 31, 2008, down slightly from $704,018,000 at December 31, 2007, reflecting primarily lower demand for home mortgage and home equity loans in the face of the current real estate downturn, but were up 9% from $642,068,000 a year ago. Deposits rose 3% to $602,648,000 at the end of the first quarter of 2008 from $582,730,000 at December 31, 2007, and were up 1% from $594,201,000 at March 31, 2007, on the strength of a certificate of deposit promotion in January 2008 and the introduction of a new interest-bearing checking product, our High Tide Rewards account, during the first quarter of 2008. Total stockholders' equity was $89,572,000 at March 31, 2008, down slightly from stockholders' equity of $89,806,000 at December 31, 2007, and from $89,951,000 a year ago, with the declines primarily reflecting the impact of the Company's share repurchase program.

For the first quarter of 2008, net interest income increased 9% to $5,819,000 from $5,353,000 in the first quarter last year. This reflected primarily an increase in the balance of average interest-earning assets, largely due to loan growth, which more than offset the impact of lower yields on the Company's loan portfolio resulting from recent rate cuts by the Federal Reserve. Funding costs, especially on money market accounts, also declined in the first quarter of 2008 versus the same period last year; however, they did not fall as significantly as did loan yields. As a result, the Company's net interest margin for the first quarter of 2008 declined seven basis points to 2.60% compared with the fourth quarter of 2007, and was six basis points lower than the same quarter last year. Management believes pressure on net interest margin may continue in 2008 due to the declining rate environment.

Non-performing loans relative to total loans increased to 1.55% at March 31, 2008, up from 1.10% at December 31, 2007, and 0.52% at March 31, 2007, reflecting ongoing deterioration in the local economy and declining real estate values over the past year, with a related impact on overall asset quality. Similarly, net charge-offs to average outstanding loans, on an annualized basis, rose to 0.92% in the first quarter of 2008 versus 0.40% in the fourth quarter of 2007 and net charge-offs of 0.09% in the first quarter of 2007, primarily due to higher net charge-offs on residential real estate loans. Management believes net charge-offs will continue at high levels for much of 2008 in light of current real estate market conditions and overall credit quality concerns. Because of these trends, the Company increased its provision for loan losses to $1,561,000 for the first quarter of 2008 from $296,000 in the year-earlier quarter. The Company intends to remain aggressive in assessing the credit quality of its borrowers, collateral values and the effects of the changing real estate market in an effort to manage and mitigate ongoing risk within the loan portfolio. Nevertheless, based on current economic conditions and the overall credit quality of the loan portfolio at the end of the first quarter, management believes loan loss provisions and net charge-offs – at least for the near term – will remain at higher levels versus those in 2007.

Net interest income, after the higher provision for loan losses, declined 16% to $4,258,000 in the first quarter of 2008 from $5,057,000 in the same period last year.

Non-interest income for the first quarter of 2008 rose slightly to $1,833,000 versus $1,830,000 in the prior-year period. A one-time gain from the redemption of stock, as well as gains on available-for-sale securities, helped offset lower levels of transaction-based service charges and fees and other sources of non-interest income.

Non-interest expense for the first quarter of 2008 increased 7% to $6,154,000 from $5,735,000 in the same period last year. The increase reflected higher compensation and benefits expense due to organizational changes and staff additions, most of which occurred during the second half of 2007, regular annual merit increases, and higher stock-based compensation awards and retirement benefits, as well as increased collection expense and repossessed asset losses reflecting generally declining credit quality and real estate values. These increases were partially offset by lower outside professional expenses and data processing costs. The Company's efficiency ratio was 80.42% in the first quarter of 2008 versus 107.86% in the fourth quarter of 2007 and 79.84% in the year-earlier period.

Annualized return on average stockholders' equity for the first quarter ended March 31, 2008, was 0.11% versus 3.47% for the comparable period last year. Annualized return on average total assets for the first quarter ended March 31, 2008, was 0.01% compared with 0.36% for the same period in 2007.

Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. Today, Atlantic Coast Bank is a community-oriented financial institution serving southeastern Georgia and northeastern Florida through 14 offices, including a focus on the Jacksonville metropolitan area.

Atlantic Coast Federal Corporation completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

ATLANTIC COAST FEDERAL CORPORATION
Unaudited Financial Highlights
(In thousands, except per share amounts)

		Three Months Ended
		March 31,
		2008	2007
Total interest income		$14,028	$13,256
Total interest expense		8,209	7,903
Net interest income		5,819	5,353
Provision for loan losses		1,561	296
Net interest income after provision for loan losses		4,258	5,057
Non-interest income		1,833	1,830
Non-interest expense		6,154	5,735
Income (loss) before income taxes		(63)	1,152
Income tax expense (benefit)		(87)	367
Net income		$24	$785
Earnings per share:
Basic		$0.00	$0.06
Diluted		$0.00	$0.06
Weighted average shares outstanding:
Basic		13,201	13,202
Diluted		13,270	13,367

	March 31,	Dec. 31,	March 31,
	2008	2007	2007
Total assets	$960,564	$931,026	$886,216
Cash and cash equivalents	36,996	29,310	47,314
Securities available for sale	159,797	134,216	129,402
Loans receivable, net	697,905	704,018	642,068
Total deposits	602,648	582,730	594,201
Federal Home Loan Bank advances	172,529	173,000	142,000
Securities sold under agreements to purchase	87,800	78,500	53,500
Stockholders' equity	89,572	89,806	89,951

Selected Consolidated Financial Ratios and Other Data (unaudited) for the first quarter ended March 31, 2008 and 2007, may be found at the following link:  http://www.irinfo.com/acfc/ACFC1Q08dla.pdf.  Investors should refer to the Company's Form 10-Q for the quarter ended March 31, 2008, for additional information and disclosures; the Form 10-Q will be available at the Investor Information section of the Company's website immediately upon filing with the Securities and Exchange Commission.

CONTACT:
Corporate Communications, Inc.
Patrick J. Watson, 615-254-3376